UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                            Tower Realty Trust, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89185E109
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                        |_|  Rule 13d-1(b)
                        |_|  Rule 13d-1(c)
                        |X|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           -----------------
CUSIP No. 89185E109                   13G                     Page 2 of 5 Pages
-------------------                                           -----------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Lawrence H. Feldman
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) |_|
                                                                 (b) |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States of America
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                                      904,254
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6
          BENEFICIALLY                       SHARED VOTING POWER
            OWNED BY
                                                          -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                                   904,254
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                                          -0-
--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      904,254
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES
                                                                      |_|

------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      5.1%

------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                      IN
------------ ------------------------------------------------------------------

-------------------                                           -----------------
CUSIP No. 89185E109                   13G                     Page 3 of 5 Pages
-------------------                                           -----------------

Item 1.

(a)   Name of Issuer:

       Tower Realty Trust, Inc.

(b)   Address of Issuer's Principal Executive Office:

       292 Madison Avenue
       New York, NY 10017



Item 2.

(a)  Name of Person Filing:

         Lawrence H. Feldman

(b)  Address of Principal Business Office:

         c/o Feldman Equities
         269 Grand Central Parkway, PHA
         Floral Park, NY 11005

(c)  Citizenship:

         United States of America

(d)  Title of Class of Securities:

         Common Stock

(e)  CUSIP Number:

         89185E109



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  Not applicable.

-------------------                                           -----------------
CUSIP No. 89185E109                   13G                     Page 4 of 5 Pages
-------------------                                           -----------------


Item 4.  Ownership

(a)  Amount beneficially owned:  904,254


(b)  Percent of Class:  5.1%

(c)  Number of shares as to which the person has:

    (i)    Sole power to vote or to direct the vote:    904,254
    (ii)   Shared power to vote or to direct the vote:      -0-
    (iii)  Sole power to dispose or to direct the disposition of:  904,254
    (iv)   Shared power to dispose or to direct the disposition of:    -0-

Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.



Item 8.  Identification and Classification of Members of the Group

                  Not applicable.



Item 9.  Notice of Dissolution of Group

                  Not applicable.

-------------------                                           -----------------
CUSIP No. 89185E109                   13G                     Page 5 of 5 Pages
-------------------                                           -----------------


Item 10.  Certification

                  Not applicable.

                                    Signature



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 16, 1999


                                            LAWRENCE H. FELDMAN

                                            By:  /s/ Lawrence H. Feldman
                                               ----------------------------
                                            Name: Lawrence H. Feldman